Exhibit 99.1

Contacts:	Manny Villafaña Chairman & CEO, John L. Babitt President & COO CABG Medical, Inc. PHONE (763) 258 8005 FAX (763) 258 8008

FOR IMMEDIATE RELEASE

CABG MEDICAL ANNOUNCES FIRST QUARTER 2005 RESULTS AND THE COMPLETION OF THE
ANGIOTECH LICENSE FOR PACLITAXEL

Minneapolis, April 21, 2005—CABG Medical, Inc. (NASDAQ: CABG), the developer of an innovative drug-eluting graft (DEG) for coronary artery bypass surgery, today reported results for the first quarter of fiscal 2005. Net loss for the first quarter of 2005 was $5,656,000, or $0.34 per share, compared to $679,000, or $0.07 per share, for the first quarter of 2004. The 2005 net loss included research and development expense of $5,323,000 of which $4,363,000 was related to the Company’s March 22, 2005 Paclitaxel license agreement with Angiotech Pharmaceuticals, Inc (Angiotech). The license agreement expense included a non-cash charge of $4,335,000 related to the issuance of equity securities to Angiotech. The Company was required to expense the license agreement equity consideration due to the development stage of the Company’s operations and its DEG. Excluding these costs, the first quarter 2005 net loss would have been $1,293,000, or $0.08 per share.

“During the first quarter we continued to improve our strong balance sheet by raising $9.1 million in capital through our underwriters’ exercise of an over-allotment option following our initial public offering and the execution of an investment agreement with Angiotech,” commented Manny Villafaña, Chairman & CEO. “Furthermore, our agreement with Angiotech provides for an additional investment of $5 million upon the attainment of revenue milestones. Our collaboration with Angiotech demonstrates our continued belief in the Paclitaxel franchise and the elimination of potential licensing risk associated with our DEG.”

Mr. Villafaña continued, “Our first patient implanted in November 2004 continues to experience life symptom free. During the first quarter we received approval to initiate a 100 patient clinical trial, which will be used for our CE Mark submission. The trial is approved at international centers outside the United States and should begin enrollment during the second quarter of 2005.”

CABG Medical management will be discussing these topics as well as providing an update on the clinical progress of its Holly GraftTM System at the Company’s annual meeting, which will be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota beginning at 3:30 p.m. (central daylight time) on Tuesday, May 3. All interested parties are encouraged to attend the meeting or to participate in a webcast through a link on the Company’s website: www.cabgmedical.com or http://www.shareholder.com/cabg/MediaRegister.cfm?MediaID=15664.

About CABG Medical

CABG Medical, Inc. is a medical technology company developing technologies and therapies to improve the treatment of coronary heart disease by advancing conventional bypass surgery. We have designed our first product, the Holly GraftTM System, by leveraging our understanding of flow dynamics, material sciences and drug combinations to create a drug-eluting graft system.

Safe Harbor

Certain statements in this release that are not historical facts, including, without limitation, those relating to our expectation regarding the commencement of clinical trials in 2005 in Australia and Europe, our belief in the paclitaxel franchise as a drug combination capable of preventing restenosis following the surgical implantation of devices such as the Holly GraftTM System, our clinical and regulatory efforts, and our anticipation that we will be able to present in 2005 the first follow-up results from such clinical trials, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in such forward-looking statements based on a number of factors including, without limitation, our need to obtain regulatory approval in each relevant jurisdiction prior to the initiation of any clinical trials or human cases in such jurisdiction, the selection of clinical sites, the completion of such trials and cases, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

CABG Medical, Inc.
Statements of Operations

(unaudited)

	Three Months Ended
	March 31,
	2004	2005
	(In thousands, except share
	and per share amounts)
Revenue	$—	$—
Expenses:
Research and development	519	5,323
Marketing, general and administrative	165	538

Total expenses	684	5,861
Interest income	5	205

Net loss	$(679)	$(5,656)

Basic and diluted net loss per share	$(0.07)	$(0.34)

Weighted average shares outstanding — basic and diluted	9,361,346	16,814,355

CABG Medical, Inc.
Balance Sheets

(unaudited)

	December 31,	March 31,
	2004	2005
	(In thousands)
Assets
Current assets:
Cash and short term investments	$28,936	$36,710
Other current assets	291	243

Total current assets	29,227	36,953
Property and equipment, net	199	235

Total assets	$29,426	$37,188

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$841	$628
Accrued liabilities	19	64

Total current liabilities	860	692

Total stockholders’ equity	28,566	36,496

Total liabilities and stockholders’ equity	$29,426	$37,188

CABG Medical, Inc.
Statements of Operations

Reconciliation of GAAP Results from Operations to Proforma Results from Operations

(unaudited)

		Three Months Ended March 31,
			Proforma
			Adjustment	Proforma
	2004	2005	(1)	2005
	(In thousands, except share and per share amounts)
Revenue	$—	$—		$—
Expenses:
Research and development	519	5,323	(4,363)	960
Marketing, general and administrative	165	538		538

Total expenses	684	5,861	(4,363)	1,498
Interest income	5	205		205

Net loss	$(679)	$(5,656)	(4,363)	$(1,293)

Basic and diluted net loss per share	$(0.07)	$(0.34)		$(0.08)

Weighted average shares outstanding — basic and diluted	9,361,346	16,814,355		16,814,355

(1)	Proforma adjustment is provided to illustrate the impact of the issuance of warrants to Angiotech in exchange for an exclusive license to certain drug eluting technologies. The proforma adjustment is comprised of a $4,335,000 non-cash charge related to the fair value of the warrants issued to Angiotech and $28,000 in related legal expenses.

###